Exhibit 10.16

[date]

«name»

«address»

«address2»

«address3»

Dear «surname»:

Re:	Letter Agreement for Annual Stock Option Grants to Non-Employee
Directors Under the DQE, Inc. Long-Term Incentive Plan

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

No governmental agency has approved this

document or the information contained in it.

Any representation to the contrary is a

criminal offense.

Introduction

This letter describes certain important aspects of the DQE, Inc. Long-Term Incentive Plan, as amended (the “Plan”) and constitutes a legally binding agreement between you and DQE, Inc. (the “Company”) with respect to your participation in the Plan. A copy of the Plan is attached to this letter as Annex A and is incorporated by reference in this letter in its entirety. A Plan Prospectus also is attached to this letter as Annex B. The Prospectus generally describes the purpose and administration of the Plan and contains specific discussions of the stock options granted to you as a non-employee director. The Prospectus describes certain federal income tax consequences of your stock options and explains how you can obtain additional information about the Plan or the Company’s Common Stock.

You are urged to read the Plan and the Prospectus carefully and fully so that you understand your rights under the Plan. Certain capitalized terms used in this letter shall, unless otherwise expressly indicated herein, have the respective meanings given to such terms in the Plan.

The Plan provides for the automatic award to you of Annual Options, each representing the right to purchase up to              shares of the Company’s Common Stock, at the conclusion of each annual meeting of the stockholders of the Company, beginning with the annual meeting on May 25, 2000, if you are continuing as a director. The number of shares granted each year is subject to change in the discretion of the Disinterested Committee, which administers the Plan. Alternatively, for the year in which you first become a director, you will receive an initial Annual Option granting you the right to purchase a pro-rated number of shares of the Company’s Common Stock intended to cover the period of your Board service through the remainder of that calendar year. If you are a newly-elected director or you first begin Board service between January 1st and the date of the annual meeting, the date of grant of your initial Annual Option will be the same as the applicable date of grant for continuing directors. If you first begin Board service at any time during the calendar year after the annual meeting, the date of grant for your initial Annual Option will be the date that you begin Board service. Please refer to the attached Annual Stock Option Notice to determine the number of shares that have been granted to you as your Annual Option.

This letter will be supplemented from time to time in the future by written notices to you from the Company (“Stock Option Notices”) describing the date of grant, option term, vesting, number of shares of Common Stock subject to, and exercise price of, each of the Annual Options granted to you under the Plan. Upon issuance, such Stock Option Notices shall become a part of the agreement set forth in this letter as if set forth herein in full. All such Stock Options shall be subject to the terms and conditions set forth in this letter and in the Plan. In the event of any conflict between this letter and the provisions of the Plan, the provisions of the Plan shall govern.

Certain Terms and Conditions of Your Stock Options

All of your Stock Options are subject to the terms and conditions set forth in the Plan. Without limiting the generality of the foregoing, the provisions of Section 8 and Sections 5(I), (J) and (K) of the Plan apply to your Stock Options, relating to such matters as the duration and exercise of stock options, vesting, purchase price, transferability and the effect of any termination of your directorship.

As further specified in Section 8(C) and Section 5(B) of the Plan, you may pay the exercise price for your Annual Options by (i) cash or check payable to the order of “DQE, Inc.,” (ii) delivery of shares of Common Stock owned by you to the Company, or (iii) delivery of the exercise price by a broker pursuant to a “cashless” exercise method.

Miscellaneous

Nothing in this letter or the Plan shall be interpreted to confer upon you any right to continue to serve as a director of the Company. You will not be deemed for any purpose to be a stockholder of the Company in respect of shares of Common Stock as to which Stock Options granted to you have not been exercised.

The Plan is not a “qualified” plan within the meaning of Section 401(a) of the Internal Revenue Code, and is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended.

Every notice or other communication relating to this letter or the Plan, including, without limitation, an Election Form or Notice of Exercise, shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices or communications by you to the Company shall be mailed or delivered to Victor A. Roque,

Executive Vice President, General Counsel and Secretary, DQE, Inc., Cherrington Corporate Center, 400 Fairway Drive, Moon Township, Pennsylvania 15108, and all notices or communications by the Company to you may be given to you personally or may be mailed to you at the address indicated in the Company’s records as your most recent mailing address.

This letter and the Plan shall be construed, governed, and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws provisions thereof. This letter and the supplemental Stock Option Notices constitute a stock option agreement between the Company and you as required by Section 5(I) of the Plan. Further, this letter and the supplemental Stock Option Notices embody the entire understanding of the parties hereto, and supersede all other oral or written agreements or understandings between you and the Company regarding the subject matter hereof. No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto, except that this letter can be supplemented by the written Stock Option Notices from the Company, described above, setting forth the relevant terms of Annual Options granted to you under the Plan. If any provision of this letter or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this letter shall not be affected thereby.

*   *   *   *   *   *

This letter is delivered to you in two counterparts. Kindly complete the acceptance in the space provided below in both of such counterparts, retain one for your file, and return the other signed copy to me, whereupon this letter shall constitute a stock option agreement between you and the Company on the terms set forth above, and shall be binding upon and inure to the benefit of any successor or successors of the Company and your heirs and personal representatives.

Very truly yours,

ACCEPTED AND AGREED TO, INTENDING TO BE LEGALLY BOUND THIS day of .

(signature)

Enclosures:	Initial Annual Stock Option Notice
Annex A – DQE, Inc. Long-Term Incentive Plan
Annex B – Plan Prospectus